For Immediate Release	EXHIBIT 99.1 Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces First Quarter 2012 Financial Results

Global Momentum Continues with Robust International Growth

ANN ARBOR, Michigan, May 1, 2012: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter ended March 25, 2012. The international division again posted strong results with net store growth of 77 stores in the quarter and same store sales growth of 4.7% versus the year ago period, marking the 73rd consecutive quarter of same store sales growth. Domestic same store sales grew 2.0% during the quarter versus the year-ago period, continuing the positive sales trends from the Company’s larger base of customers built over the past several years. First quarter as reported diluted EPS was 35 cents. Management noted that the as reported diluted EPS was significantly impacted by expenses incurred in connection with the Company’s recapitalization, which was completed during the quarter. On an as adjusted basis, diluted EPS was 47 cents for the quarter, a 12% increase over the comparable measure from the same quarter of 2011.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “On the heels of a successful recapitalization and a $3 per share special dividend, we’re continuing to report strong financial results. And, as a result of the Company’s strong cash flow characteristics, we continue to have the flexibility to deploy capital through various channels to benefit our shareholders.”

Doyle added, “This quarter also marked an important milestone for us as a significant global brand: our international division now has more Domino’s stores than the U.S.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2012	First Quarter of 2011
Net income	$20.7	$27.1
Weighted average diluted shares	59,660,962	62,340,128
Diluted earnings per share, as reported	$0.35	$0.43
Items affecting comparability (see section below)	$0.12	$(0.02)

Diluted earnings per share, as adjusted	$0.47	$0.42

Note: Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•

Revenues were down 1.2% for the quarter versus the prior-year period, due primarily to lower Company-owned store revenues resulting from the sale of Company-owned stores to multiple franchisees in 2011 and lower domestic supply chain revenues due in part to lower volumes due to lower order counts at the store level. Management noted that order counts were down in the quarter, due in part to promotions focused on side items which were designed to, and resulted in, improved franchise and Company-owned store profitability. Higher same store sales in domestic and international stores and store count growth in international markets partially offset these decreases.

•

Net Income was down 23.5% for the quarter versus the prior-year period, primarily due to expenses incurred in connection with the Company’s recapitalization and a valuation allowance recorded on a deferred tax asset in the quarter. Net income was positively impacted by domestic and international same store sales growth, international store growth and higher domestic Company-owned store margins and was negatively impacted by lower supply chain margins.

•

Diluted EPS was 35 cents on an as-reported basis for the quarter versus 43 cents in the prior-year quarter. Diluted EPS, as adjusted was 47 cents for the quarter versus 42 cents in the prior-year quarter, an increase of five cents per share, or 12%. This increase was primarily due to both domestic and international same store sales growth, international store growth, higher domestic Company-owned store margins and lower weighted average diluted shares outstanding primarily as a result of share repurchases over the trailing four quarters. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

More…

Domino’s Pizza: Q1 2012 Earnings Release, Page Two

•	Global Retail Sales were up 6.1% in the first quarter, or up 7.2% when excluding foreign currency impact.

	First Quarter of 2012	First Quarter of 2011
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 1.6%	(2.3)%
Domestic franchise stores	+ 2.1%	(1.3)%

Domestic stores	+ 2.0%	(1.4)%

International stores	+ 4.7%	+ 8.3%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 2.0%	(1.0)%
International stores	+ 10.5%	+ 20.1%

Total	+ 6.1%	+ 8.2%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 2.0%	(1.0)%
International stores	+ 12.7%	+ 15.3%

Total	+ 7.2%	+ 6.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at January 1, 2012	394	4,513	4,907	4,835	9,742
Openings	—	13	13	86	99
Closings	(1)	(21)	(22)	(9)	(31)
Transfers	(6)	6	—	—	—

Store count at March 25, 2012	387	4,511	4,898	4,912	9,810

First quarter 2012 net change	(7)	(2)	(9)	77	68

Trailing four quarters net change	(40)	29	(11)	442	431

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2012 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 41246655. The webcast will also be archived for 30 days on www.dominosbiz.com.

Recapitalization Summary

On March 16, 2012, the Company announced it had completed its recapitalization as planned. The Company placed $1.575 billion of 5.216% fixed rate senior secured notes, Class A-2 and $100.0 million variable funding senior notes, Class A-1 in a private placement transaction. The fixed rate senior secured notes have an anticipated maturity of seven years and a legal maturity of 30 years. The variable funding senior notes have an anticipated maturity of five years, with an option for up to two one-year renewals (subject to certain minimum financial conditions), and a legal maturity of 30 years.

More…

Domino’s Pizza: Q1 2012 Earnings Release, Page Three

The Company used a portion of the proceeds from the recapitalization to repay all borrowings under its 2007 debt facilities, totaling approximately $1.447 billion. The proceeds were also used to pay accrued interest on the 2007 debt facilities and transaction-related fees and expenses and to fund a reserve account for the payment of interest on the fixed rate senior secured notes. Subsequent to the first quarter, the remaining proceeds and cash on hand were used to pay a $3.00 per share special cash dividend to shareholders and to make certain dividend equivalent payments to holders of outstanding Company stock options.

The Company incurred certain expenses in connection with the recapitalization that are outlined in the items affecting comparability table below. The Company also recorded a $31.5 million deferred financing costs asset on the consolidated balance sheet during the quarter. This amount, in addition to the $7.4 million recorded on the consolidated balance sheet at January 1, 2012 is expected be amortized into interest expense over the next seven years.

Items Affecting Comparability

The Company’s reported financial results for the quarter are not comparable to the reported financial results for the equivalent prior-year period. The table below presents certain items affecting comparability between 2012 and 2011 financial results. Management believes including such information is critical to the understanding of its financial results for the first quarter of 2012 as compared to the same period in 2011 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of approximately two cents in the first quarter of 2012.

	First Quarter
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(293)	$(182)	$(0.00)
Additional interest expense (2)	(10,222)	(6,348)	(0.11)

Subtotal	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (3)	—	(868)	(0.01)

Total of 2012 items	$(10,515)	$(7,398)	$(0.12)

2011 items affecting comparability:
Gain on the sale of Company-owned stores (4)	$1,054	$648	$0.01
Gain on Netherlands operations (5)	678	417	0.01

Total of 2011 items	$1,732	$1,065	$0.02

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the recapitalization.
(2)	Primarily includes the write-offs of deferred financing fees related to the extinguished debt. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 Recapitalization but prior to the repayment of the 2007 borrowings, essentially paying interest on both the 2007 and 2012 facilities for a short period of time.
(3)	This amount represents the valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.
(4)	The gain recognized relates to the sale of 26 Company-owned stores to a current franchisee. The gain is net of a reduction in goodwill of approximately $0.4 million.
(5)	This amount relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.

More…

Domino’s Pizza: Q1 2012 Earnings Release, Page Four

Liquidity

As of March 25, 2012, the Company had approximately:

•	$214.7 million of unrestricted cash and cash equivalents,
•	$47.3 million of restricted cash and cash equivalents,
•	$1.58 billion in total debt,
•	$60.3 million of available borrowings under its $100.0 million variable funding notes, net of letters of credits issued of $39.7 million.

The Company’s cash borrowing rate averaged 6.0% in the first quarter of 2012, versus 5.9% in the first quarter of 2011. The Company invested $3.6 million in capital expenditures during the first quarter of 2012 versus $3.9 million in the first quarter of 2011.

Subsequent to the first quarter of 2012, the Company paid approximately $184.6 million for the $3.00 per share special dividend and equivalents declared by the Company’s Board of Directors in connection with the recapitalization.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $16.6 million in the quarter.

(in thousands)	First Quarter of 2012
Net cash provided by operating activities (as reported)	$20,217
Capital expenditures (as reported)	(3,634)

Free cash flow	$16,583

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth; which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. Management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

More…

Domino’s Pizza: Q1 2012 Earnings Release, Page Five

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” As of the first quarter of 2012, through its global footprint primarily made up of locally-owned and operated franchises, Domino’s operated a network of 9,810 franchised and Company-owned stores in the United States and over 70 international markets. During the first quarter of 2012, Domino’s had global retail sales of nearly $1.7 billion, comprised of over $830 million domestically and nearly $855 million internationally. Domino’s Pizza had global retail sales of over $6.9 billion in 2011, comprised of over $3.4 billion domestically and over $3.5 billion internationally. In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list.

Order — www.dominos.com

Mobile — http://mobile.dominos.com

Info — www.dominosbiz.com

Twitter — http://twitter.com/dominos

Facebook — http://www.facebook.com/Dominos

More…

Domino’s Pizza: Q1 2012 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our and our franchisees’ ability to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q1 2012 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 25, 2012	% of Total Revenues	March 27, 2011	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$77,615		$82,734
Domestic franchise	45,196		44,045
Domestic supply chain	214,130		216,566
International	47,646		45,841

Total revenues	384,587	100.0%	389,186	100.0%

Cost of sales:
Domestic Company-owned stores	59,277		65,582
Domestic supply chain	191,529		192,346
International	19,132		19,652

Total cost of sales	269,938	70.2%	277,580	71.3%

Operating margin	114,649	29.8%	111,606	28.7%

General and administrative	47,754	12.4%	46,494	12.0%

Income from operations	66,895	17.4%	65,112	16.7%

Interest expense, net	(32,096)	(8.4)%	(21,377)	(5.5)%

Income before provision for income taxes	34,799	9.0%	43,735	11.2%

Provision for income taxes	14,057	3.6%	16,624	4.2%

Net income	$20,742	5.4%	$27,111	7.0%

Earnings per share:
Common stock – diluted	$0.35		$0.43

Domino’s Pizza: Q1 2012 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 25, 2012	January 1, 2012
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$214,730	$50,292
Restricted cash and cash equivalents	47,271	92,612
Accounts receivable	80,067	87,200
Inventories	26,769	30,702
Advertising fund assets, restricted	30,651	36,281
Other assets	28,400	29,756

Total current assets	427,888	326,843

Property, plant and equipment, net	89,657	92,400

Other assets	83,732	61,300

Total assets	$601,277	$480,543

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,511	$904
Accounts payable	62,034	69,714
Dividends and equivalents payable	186,985	—
Advertising fund liabilities	30,651	36,281
Other accrued liabilities	64,906	90,276

Total current liabilities	369,087	197,175

Long-term liabilities:
Long-term debt, less current portion	1,554,651	1,450,369
Other accrued liabilities	43,266	42,738

Total long-term liabilities	1,597,917	1,493,107

Total stockholders’ deficit	(1,365,727)	(1,209,739)

Total liabilities and stockholders’ deficit	$601,277	$480,543

Domino’s Pizza: Q1 2012 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 25, 2012	March 27, 2011
(In thousands)
Cash flows from operating activities:
Net income	$20,742	$27,111
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	5,216	5,606
Gains on sale/disposal of assets	(37)	(1,624)
Amortization of deferred financing costs, debt discount and other	9,824	1,424
Provision for deferred income taxes	4,821	9,033
Non-cash compensation expense	4,290	3,008
Tax impact from equity-based compensation	(6,537)	(6,624)
Other	(197)	556
Changes in operating assets and liabilities	(17,905)	(10,681)

Net cash provided by operating activities	20,217	27,809

Cash flows from investing activities:
Capital expenditures	(3,634)	(3,870)
Proceeds from sale of assets	508	3,249
Changes in restricted cash	45,341	767
Other	237	148

Net cash provided by investing activities	42,452	294

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,575,000	—
Repayments of long-term debt and capital lease obligations	(1,447,127)	(226)
Proceeds from issuance of common stock	—	435
Proceeds from exercise of stock options	1,202	16,827
Tax impact from equity-based compensation	6,537	6,624
Purchase of common stock	—	(5,839)
Tax payments for restricted stock	(1,863)	(1,171)
Cash paid for financing costs	(31,197)	—

Net cash provided by financing activities	102,552	16,650

Effect of exchange rate changes on cash and cash equivalents	(783)	(114)

Change in cash and cash equivalents	164,438	44,639

Cash and cash equivalents, at beginning of period	50,292	47,945

Cash and cash equivalents, at end of period	$214,730	$92,584

###